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                                                                    EXHIBIT 11.1

                    HORIZON OFFSHORE, INC. AND SUBSIDIARIES

                 STATEMENT REGARDING COMPUTATION OF NET INCOME

                                (LOSS) PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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                                                     INCEPTION
                                                (DECEMBER 20, 1995)  YEAR ENDED
                                                      THROUGH       DECEMBER 31,
                                                 DECEMBER 31, 1996      1997
                                                ------------------- ------------
NET INCOME (LOSS).............................      $    (9,580)    $     2,276
                                                    ===========     ===========
Weighted average shares outstanding...........       11,000,000      11,256,373
Effect of nominal issuance of shares pursuant
 to warrant issued in conjunction with the
 Company's recapitalization in 1997...........        2,750,000       2,520,834
                                                    -----------     -----------
SHARES USED IN COMPUTING NET INCOME (LOSS) PER
 SHARE........................................       13,750,000      13,777,207
                                                    ===========     ===========
NET INCOME (LOSS) PER SHARE...................      $     (0.70)    $      0.17
                                                    ===========     ===========
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